EXHIBIT 10.24

Sam Caster

Chairman and Chief Executive Officer

Direct Dial: 972.471.725D

Email: scaster@mannatech.corn

March 7, 2005

Dr. H. Reg McDaniel

RE:	Renewal of the Confidentiality and Non-Compete Agreement dated February 1, 2004 (“Confidentiality Agreement”) and the First Amendment to the Agreement dated March 3, 2004 (“2004 Amendment”), collectively, the “2004 Agreement”.

Dear Dr. Reg,

Under the terms and conditions of this Letter Agreement, the Company has determined that it is in its best interests to renew the 2004 Agreement for an additional one (1) year period. All other terms of the 2004 Agreement shall remain in full force and effect with the following amendment at paragraph 13:

13. Term.

This Agreement commences on February 1, 2005, subject to the terms and conditions of this Agreement and continues in full force and effect for one (1) year and will expire on January 31, 2006 (“Initial Term”). Mannatech has the option to renew this Agreement for a further one (1) year term on the same terms and conditions, such option to be exercisable by notice in writing by Mannatech given not less than one (1) month prior to the expiration of the Initial Term

Please execute and return an original of this letter promptly and add your copy to your records.

Very truly yours,

/s/ Sam Caster

Sam Caster

Chairman & Chief

Executive Officer of

Mannatech, Inc.

ACCEPTED AND AGREED:

/s/ H. Regninald McDaniel

H. Reginald McDaniel

Cc:	Stephen Fenstermacher

Cindy Marr